PROSPECTUS SUPPLEMENT NO. 2 (to prospectus dated July 30, 2025)	Filed pursuant to Rule 424(b)(3) Registration No. 333- 288087

TRI-COUNTY FINANCIAL GROUP, INC.

This prospectus supplement updates and amends the prospectus dated July 30, 2025, as amended by that certain Prospectus Supplement No. 1, filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2025, which relates to the resale of up to 563,064 shares of common stock by the Selling Shareholder identified in the prospectus, as amended and supplemented from time to time. The Selling Shareholder may, or may not, elect to sell its shares of common stock covered by the prospectus, in a manner and to the extent they may determine. See the section titled “Plan of Distribution.” We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholder.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information attached to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Our common stock quoted on the OTC Market Group, Inc. OTCQX Marketplace under the symbol “TYFG.” On October 30, 2025, the last reported sale price of our common stock on the OTCQX Marketplace was $47.70 per share.

See the section titled “Risk Factors” beginning on page 7 of the prospectus to read about factors you should consider before buying shares of our common stock.

The SEC and state securities regulators have not approved or disapproved these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 28, 2025

TRI-COUNTY FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15950	36-3412522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

706 Washington Street Mendota, Illinois, 61342
(Address of Principal Executive Offices) (Zip Code)

(815) 538-2265
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	TYFG	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2025, Timothy McConville tendered his resignation as President and Chief Executive Officer of Tri-County Financial Group, Inc. (the “Company”), and as a director of both the Company and its wholly-owned subsidiary, First State Bank (the “Bank”). Mr. McConville’s decision to resign was not a result of any disagreement with the Company pertaining to the Company’s operations, policies or practices. The Company would like to sincerely thank Mr. McConville for his years of outstanding service.

On October 30, 2025, Kirk Ross, President and Chief Executive Officer of the Bank, was appointed President and Chief Executive Officer of the Company. Mr. Ross began his banking career in 1989 and has worked for the Bank since 1994 with his primary responsibilities in the commercial lending area. He served as Executive Vice President prior to being named Chief Executive Officer and President of the Bank in 2024. Mr. Ross is a graduate of the University of Illinois with a bachelor’s degree in Agricultural Economics. There are currently no changes to Mr. Ross’s compensation or benefits as a result of these appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tri-County Financial Group, Inc.

Date: October 31, 2025	By:	/s/ Lana Eddy
Lana Eddy
Chief Financial Officer